Exhibit 99.2

Contact
David Speechly, Ph.D.
510.749.1853
david.speechly@celera.com

FOR IMMEDIATE RELEASE

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

ROCKVILLE, MD – April 27, 2006 – Celera Genomics Group (NYSE:CRA), an Applera Corporation business, today reported a net loss of $23.3 million, or $0.31 per share, for the third quarter of fiscal 2006 ended March 31, 2006, compared to a net loss of $21.0 million, or $0.29 per share, for the third quarter of fiscal 2005. The third quarter fiscal 2006 results included a $20.9 million pre-tax charge for restructuring costs associated with the previously announced decision to partner or sell the small molecule drug discovery and development programs and the integration of Celera Diagnostics into Celera Genomics. The third quarter fiscal 2006 results also included a $3.1 million pre-tax gain from the sale of an investment. All per share amounts refer to Applera Corporation-Celera Genomics Group Common Stock.

“With the structural changes we made this quarter, Celera is now focused on its molecular diagnostics and proteomics endeavors,” said Tony L. White, Chairman, President and Chief Executive Officer of Applera Corporation. “These efforts provide opportunities for both near- and longer-term value with a lower risk profile to shareholders.”

“This was a strong quarter for us in terms of end-user sales growth and progress in new product introductions,” said Kathy Ordoñez, President of Celera Genomics. “End-user sales of products in our alliance with Abbott increased 27 percent from the prior-year quarter and 31 percent year-to-date. Losses from the alliance were down considerably both for the quarter and so far for the fiscal year. We were pleased with adoption in Europe of the HIV, HCV, and recently-launched Chlamydia and Gonorrhea tests that run on the m2000® . We’re also happy to have launched analyte specific reagents (ASRs) for thrombosis risk and fragile X.

“Outside our alliance with Abbott, we also made substantial progress toward demonstrating the medical utility of a Cirrhosis Risk Score™ for patients with chronic hepatitis C,” added Ms. Ordoñez. “These findings support the value of our genetic discoveries and their utility in the practice of Targeted Medicine.”

Financial Highlights

Effective January 1, 2006, Celera Genomics acquired the 50 percent interest in the Celera Diagnostics joint venture previously owned by the Applied Biosystems group of Applera such that it now owns 100 percent of Celera Diagnostics. Prior to that date, Celera Genomics accounted for its interest in the Celera Diagnostics joint venture under the equity method of accounting and included 100 percent of the losses of Celera Diagnostics in its statement of operations as ‘Loss from joint venture’. Additionally, Celera Genomics recorded 100 percent of net losses at Celera Diagnostics. Celera Genomics’ historical results have been restated for comparative purposes to reflect the transaction. However, the acquisition did not affect Celera Genomics' net loss for the periods presented.

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

•	Reported revenues for the third quarter of fiscal 2006 were $8.9 million, compared to $17.2 million for the third quarter of fiscal 2005. Third quarter fiscal 2006 reported revenues of $8.9 million are comprised of diagnostic-related revenues and are essentially consistent with Celera Diagnostics’ revenues in the prior year period. The third quarter fiscal 2005 reported revenues also included revenues from the discontinued Online/Information business and Paracel.

Reported revenues for the Group are comprised of product sales, equalization payments, and license and collaborative revenue. Product sales currently consist primarily of shipments to our partner, Abbott, at a cost recovery price. In the future, product sales that are outside the alliance with Abbott also will be reported in this category. Equalization payments result from an equal sharing of alliance profits and losses between the alliance partners and vary each period depending on the relative income and expense contribution of the partners.

•	R&D expenses for the third quarter of fiscal 2006 were $20.4 million, compared to $36.9 million in the prior year quarter, and SG&A expenses for the third quarter of fiscal 2006 decreased to $8.3 million, compared to $10.9 million in the prior year quarter. These reductions were due primarily to the decision to exit small molecule drug discovery and development and the discontinuation of the Online/Information Business.

•	At March 31, 2006, the Group’s cash and short-term investments were approximately $580 million, compared to approximately $620 million at December 31, 2005. This reduction in the Group’s cash and short-term investments position at March 31, 2006 included a $30 million payment to Applied Biosystems as part of the consideration for its 50 percent interest in Celera Diagnostics.

Supplemental Financial Highlights

The following supplemental financial information is provided as a means of increasing the visibility for Celera’s performance in terms of its strategic alliance with Abbott:

(Dollar amounts in millions)	Three months ended March 31,		Nine months ended March 31,
	2006	2005	2006	2005
Total Alliance end-user sales	$20.0	$15.7	$57.0	$43.5
Celera’s 50% pre-tax loss from Alliance activities	(5.4)	(8.6)	(18.3)	(28.2)

•	For the third quarter of fiscal 2006, the 27 percent increase over the prior year quarter in end-user sales for all products sold through the alliance with Abbott was due primarily to increased sales of HCV and HIV RealTime™ assays used on the m2000 system and increased sales of high resolution human leukocyte antigen (HLA) products and Celera’s cystic fibrosis ASRs and Viroseq® products. These end-user sales were partially offset by the discontinuation of the low resolution HLA product line that was removed from the alliance in December, 2005.

•	For the first nine months of fiscal 2006, the increase in end-user sales for all products sold through the alliance with Abbott was due primarily to increased sales of: HCV and HIV RealTime™ assays used on the m2000 system, third party high resolution HLA products, and Celera’s ASRs for HCV. These end-user sales were partially offset by lower sales of the low resolution HLA product line that was removed from the alliance in December, 2005.

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

•	During the recently completed quarter, Celera’s 50 percent portion of the pre-tax loss in the alliance decreased compared to the prior year quarter, primarily due to reduced R&D spending. Gross margin during the quarter remained relatively unchanged and declined modestly as a percentage of end-user sales from the prior year quarter, primarily due to activities associated with launching the m2000 system in Europe.

•	During the first nine months of fiscal 2006, Celera’s 50 percent portion of the pre-tax loss of the alliance decreased compared to the first nine months of fiscal 2005, primarily as a result of increased gross margin resulting from the higher end-user sales coupled with reduced R&D spending. Gross margin as a percentage of end-user sales in the first nine months of fiscal 2006 was relatively unchanged from the same period in the prior year.

Highlights

•	Celera announced the presentation of data toward development of its Cirrhosis Risk Score™ at the 41st annual meeting of The European Association for the Study of the Liver, in Vienna, Austria, April 26-30, 2006. This study is scheduled for presentation in the general session on Friday, April 28, 2006, when Hongjin Huang, Ph.D., Manager, Liver Diseases at Celera, will describe the study in which Celera and its collaborators have discovered a multi-gene signature that predicts future risk of cirrhosis in patients with chronic hepatitis C. This program is not a part of Celera’s alliance with Abbott.

•	Several new diagnostic products were launched since January 1, 2006, including a group of ASRs for thrombosis risk that were launched in January, 2006, and ASRs to detect fragile X, the leading cause of inherited mental retardation, which were launched in April, 2006. The commercialization of the fragile X ASRs follows the presentation of results from an evaluation study at the 2006 American College of Medical Genetics annual meeting in San Diego, CA, in March.

•	In April, Celera announced the sale to Pharmacyclics, Inc. (Nasdaq:PCYC) of three of its programs around small molecule drug candidates for the treatment of cancer and other diseases, which included programs that target histone deacetylase (HDAC) enzymes, selective HDAC enzymes, Factor VIIa, and B cell tyrosine kinases involved in immune function.

•	In February, Celera announced that four Celera antigen targets have been selected for further investigation by Abbott for therapeutic development under the collaboration between Celera and Abbott to discover, develop, and commercialize therapies for the treatment of cancer. These are in addition to the two targets that were selected for advancement under this collaboration in April, 2005.

•	The proteomics discovery program has now yielded 42 cancer targets through immunohistochemistry and functional studies. An additional 176 potential targets have been selected for functional and expression validation, of which 48 have demonstrated functional activity in tumor cell lines. These targets represent discoveries from pancreatic, colon, breast, lung, renal, gastric, and prostate cancer specimens. New discovery programs have been initiated in hepatocellular cancer and melanoma, and additional discovery efforts are underway in cancer stem cells and tumor endothelial biology. Initial targets have been selected for validation from Celera’s diabetes program.

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

Celera Genomics Outlook

With the acquisition of Applied Biosystems’ interest in Celera Diagnostics effective January 1, 2006, this outlook for Celera Genomics includes the outlook for Celera Diagnostics. Celera Genomics anticipates that its fiscal 2006 financial performance will be affected by, among other things, continued growth in demand for current and new diagnostic products and potential revenue from technology licenses and collaborations. Additionally, Celera Genomics intends to partner or sell its remaining small molecule pipeline, and programs that are not partnered or sold will be terminated.

Subject to the inherent uncertainty associated with these factors, Celera Genomics has the following expectations regarding its financial performance for fiscal 2006:

•	Celera Genomics anticipates end-user sales of products sold through the alliance with Abbott of $75 to $85 million.

•	Celera Genomics anticipates R&D expenses to be in the range of $93 to $100 million.

•	Total pre-tax restructuring charges associated with the decision to reduce Celera Genomics’ small molecule program workforce are anticipated to be approximately $30 million. Approximately $20 million of these charges will be cash charges.

•	Celera Genomics anticipates that its net loss for fiscal 2006 will be in the range of $70 to $78 million. This net loss includes the estimated charges and shutdown costs, as well as the estimated expenses, associated with the completion of the partnering or sale of the small molecule programs. This net loss does not include any value that might be received from any partnering or sale of its small molecule programs and associated assets. On an annualized basis for fiscal 2006, variable spending associated with the small molecule programs would have been approximately $75 million, of which approximately 90% would have been cash expenses.

•	At the end of fiscal 2006, Celera Genomics expects to have cash and short–term investments in the range of $550 to $570 million. This outlook excludes any potential proceeds from any partnering or sale of its small molecule programs and associated assets.

Celera Genomics anticipates that its net loss for fiscal 2007 will be less than $40 million.

Other risks and uncertainties that may affect Celera Genomics’ financial performance are detailed in the Forward-Looking Statements section of this release.

The comments in the Outlook section of this press release reflect management’s current outlook. The Company does not have any current intention to update this Outlook and plans to revisit the outlook for its businesses only once each quarter when financial results are announced.

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

Conference Call & Webcast

A conference call to discuss financial results will be held today at 11:00 a.m. (ET). During the call, management will focus on each of the Applera businesses separately at the approximate times below:

o	Applied Biosystems Group	11:00 a.m. (ET)
o	Celera Genomics Group	11:45 a.m.

During each segment, the management team will make prepared remarks and answer questions from securities analysts and investment professionals. Investors, securities analysts, representatives of the media and other interested parties who would like to participate should dial 706.634.4992 (code "Applera") at any time from 10:45 a.m. until the end of the call. This conference call will also be webcast. Interested parties who wish to listen to the webcast should visit the “Investors & Media” section of either www.applera.com or www.celera.com, or “Investors” section of www.appliedbiosystems.com. A digital recording will be available approximately two hours after the completion of the conference call on April 27 until May 14, 2006. Interested parties should call 706.645.9291 and enter conference ID 8010438.

About Applera Corporation and Celera Genomics

Applera Corporation consists of two operating groups. The Celera Genomics Group uses proprietary genomics and proteomics discovery platforms to develop molecular diagnostic products and to identify and validate novel drug targets. Celera maintains a strategic alliance in molecular diagnostics with Abbott. In addition, Celera is developing new molecular diagnostic and pharmacogenomic assays outside of its alliance with Abbott. Therapeutic antibodies against Celera-discovered drug targets are being advanced through strategic partnerships. The Applied Biosystems Group serves the life science industry and research community by developing and marketing instrument-based systems, consumables, software, and services. Customers use these tools to analyze nucleic acids (DNA and RNA), small molecules, and proteins to make scientific discoveries and develop new pharmaceuticals. Applied Biosystems’ products also serve the needs of some markets outside of life science research, which we refer to as “applied markets,” such as the fields of: human identity testing (forensic and paternity testing); biosecurity, which refers to products needed in response to the threat of biological terrorism and other malicious, accidental, and natural biological dangers; and quality and safety testing, for example in food and the environment. Applied Biosystems is headquartered in Foster City, CA, and reported sales of nearly $1.8 billion during fiscal 2005. Information about Applera Corporation, including reports and other information filed by the company with the Securities and Exchange Commission, is available at http://www.applera.com, or by telephoning 800.762.6923. Information about Celera Genomics is available at http://www.celera.com.

Forward-Looking Statements

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “should,” “anticipate,” and “intend,” among others. These forward-looking

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

statements are based on Applera Corporation’s current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Celera Genomics’ businesses, including the Celera Diagnostic business that is now fully owned by Celera Genomics, include but are not limited to: (1) Celera Genomics expects operating losses for the foreseeable future; (2) Celera Genomics’ unproven ability to discover, develop, or commercialize proprietary therapeutic products; (3) Celera Genomics’ unproven ability to discover, develop, or commercialize new proprietary diagnostic products; (4) the risk that clinical trials of therapeutic or diagnostic products that Celera Genomics develops will not proceed as anticipated, may take several years and be very expensive, or may not be successful, (5) the risk that therapeutic or diagnostic products will not receive required regulatory clearances or approvals; (6) the uncertainty that Celera Genomics’ therapeutic or diagnostic products will be accepted and adopted by the market, including the risk that these products will not be competitive with products offered by other companies, or that users will not be entitled to receive adequate reimbursement for these products from third party payors such as private insurance companies and government insurance plans; (7) reliance on existing and future collaborations with other companies, including, in the case of the diagnostics business, the strategic alliance with Abbott, which may not be successful; (8) reliance on access to biological materials and related clinical and other information, which may be in limited supply or access to which may be limited; (9) intense competition in the therapeutic and diagnostic industries in which Celera Genomics operates; (10) potential product liability or other claims against Celera Genomics as a result of the testing or use of its therapeutic or diagnostic products; (11) reliance on scientific and management personnel having the training and technical backgrounds necessary for Celera Genomics’ business, and also on collaborations with scientific and clinical experts at academic and other institutions who may not be available to Celera Genomics or who may compromise the confidentiality of Celera Genomics’ proprietary information; (12) potential liabilities related to the use of hazardous materials; (13) uncertainty of the availability of intellectual property protection, limitations on Celera Genomics’ ability to protect trade secrets, the risk of infringement claims, and the possibility that Celera Genomics may need to license intellectual property from third parties to avoid or settle such claims; (14) Celera Genomics’ dependence on the operation of computer hardware, software, and Internet applications and related technology; (15) legal, ethical, and social issues which could affect demand for Celera Genomics’ therapeutic or diagnostic products; (16) risks associated with future acquisitions by Celera Genomics, including that they may be unsuccessful; (17) uncertainty of the outcome of existing stockholder litigation; (18) Celera Genomics’ limited commercial manufacturing experience and capabilities and its reliance on a single principal manufacturing facility for manufacturing its diagnostic products; (19) Celera Genomics’ reliance on a single supplier or a limited number of suppliers for key components of certain of its products; (20) the risk of earthquakes, which could interrupt operations; (21) the risk that Celera Genomics will not be successful in its efforts to partner or sell its small molecule drug development programs; and (22) other factors that might be described from time to time in Applera Corporation’s filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Applera does not undertake any duty to update this information, including any forward-looking statements, unless required by law.

CELERA GENOMICS REPORTS THIRD QUARTER FISCAL 2006 RESULTS

###

Copyright 2006. Applera Corporation. All Rights Reserved. Applied Biosystems and Celera are registered trademarks, and AB (Design), Applera, Celera Diagnostics, and Celera Genomics are trademarks of Applera Corporation or its subsidiaries in the U. S. and/or certain other countries.

APPLERA CORPORATION
CELERA GENOMICS GROUP
CONDENSED COMBINED STATEMENTS OF OPERATIONS
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Three months ended March 31,		Nine months ended March 31,

	2006	2005	2006	2005

Net revenues	$8.9	$17.2	$28.4	$52.1
Costs and expenses
Cost of sales	4.9	4.9	14.5	16.2
Research and development	20.4	36.9	78.6	106.4
Selling, general and administrative	8.3	10.9	27.0	29.3
Amortization of intangible assets		0.7	1.1	2.2
Employee-related charges, asset impairments and other	20.9		20.9	2.8
Asset dispositions and legal settlements			0.7

Operating loss	(45.6)	(36.2)	(114.4)	(104.8)
Gain on investments, net	3.1		7.6
Interest income, net	5.2	4.0	16.4	10.2
Other income (expense), net		(0.1)	(0.2)	1.1

Loss before income taxes	(37.3)	(32.3)	(90.6)	(93.5)
Benefit for income taxes	14.0	11.3	33.2	32.7

Net loss	$(23.3)	$(21.0)	$(57.4)	$(60.8)

Loss per share analysis

Net loss per share

Basic and diluted	$(0.31)	$(0.29)	$(0.77)	$(0.83)

Weighted average number of common shares
Basic and diluted	75,837,000	73,391,000	75,013,000	73,202,000

Certain prior period amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$490.7	$8.9	$(1.8)	$497.8
Cost of sales	215.7	4.9	(0.8)	219.8

Gross margin	275.0	4.0	(1.0)	278.0
Selling, general and administrative	141.1	8.3		149.4
Research, development and engineering	48.0	20.4	(1.0)	67.4
Employee-related charges, asset impairments and other	(0.9)	20.9		20.0
Asset dispositions and legal settlements	1.6			1.6
Acquired research and development	3.4			3.4

Operating income (loss)	81.8	(45.6)	—	36.2
Gain on investments, net		3.1		3.1
Interest income, net	4.1	5.2		9.3
Other income (expense), net	0.8		0.1	0.9

Income (loss) before income taxes	86.7	(37.3)	0.1	49.5
Benefit for income taxes	37.7	14.0	(0.7)	51.0

Net income (loss)	$124.4	$(23.3)	$(0.6)	$100.5

Net income (loss) per share
Basic	$0.67	$(0.31)
Diluted	$0.65	$(0.31)

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Three Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$454.8	$17.2	$(2.6)	$469.4
Cost of sales	207.7	4.9	(1.7)	210.9

Gross margin	247.1	12.3	(0.9)	258.5
Selling, general and administrative	123.4	10.9	0.1	134.4
Research, development and engineering	50.9	36.9	(1.0)	86.8
Amortization of intangible assets		0.7		0.7
Employee-related charges, asset impairments and other	(0.9)			(0.9)

Operating income (loss)	73.7	(36.2)	—	37.5
Interest income, net	3.5	4.0		7.5
Other income (expense), net	0.7	(0.1)	0.1	0.7

Income (loss) before income taxes	77.9	(32.3)	0.1	45.7
Provision (benefit) for income taxes	22.4	(11.3)	(0.1)	11.0

Net income (loss)	$55.5	$(21.0)	$0.2	$34.7

Net income (loss) per share
Basic and diluted	$0.28	$(0.29)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2006
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,388.1	$28.4	$(6.8)	$1,409.7
Cost of sales	629.0	14.5	(4.4)	639.1

Gross margin	759.1	13.9	(2.4)	770.6
Selling, general and administrative	398.9	27.0		425.9
Research, development and engineering	134.1	78.6	(2.5)	210.2
Amortization of intangible assets		1.1		1.1
Employee-related charges, asset impairments and other	0.3	20.9		21.2
Asset dispositions and legal settlements	27.5	0.7		28.2
Acquired research and development	3.4			3.4

Operating income (loss)	194.9	(114.4)	0.1	80.6
Gain on investments, net		7.6		7.6
Interest income, net	11.8	16.4		28.2
Other income (expense), net	3.7	(0.2)	0.1	3.6

Income (loss) before income taxes	210.4	(90.6)	0.2	120.0
Provision (benefit) for income taxes	12.0	(33.2)	1.4	(19.8)

Net income (loss)	$198.4	$(57.4)	$(1.2)	$139.8

Net income (loss) per share
Basic	$1.05	$(0.77)
Diluted	$1.02	$(0.77)

Certain prior period amounts have beeen reclassified for comparative purposes.

APPLERA CORPORATION
CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the Nine Months Ended March 31, 2005
(Dollar amounts in millions except per share amounts)
(Unaudited)

	Applied Biosystems Group	Celera Genomics Group	Eliminations	Consolidated

Net revenues	$1,308.5	$52.1	$(6.5)	$1,354.1
Cost of sales	610.7	16.2	(4.4)	622.5

Gross margin	697.8	35.9	(2.1)	731.6
Selling, general and administrative	360.9	29.3		390.2
Research, development and engineering	144.0	106.4	(2.2)	248.2
Amortization of intangible assets		2.2		2.2
Employee-related charges, asset impairments and other	11.6	2.8		14.4
Asset dispositions and legal settlements	(38.2)			(38.2)

Operating income (loss)	219.5	(104.8)	0.1	114.8
Interest income, net	9.4	10.2		19.6
Other income (expense), net	2.8	1.1		3.9

Income (loss) before income taxes	231.7	(93.5)	0.1	138.3
Provision (benefit) for income taxes	66.4	(32.7)	(1.1)	32.6

Net income (loss)	$165.3	$(60.8)	$1.2	$105.7

Net income (loss) per share
Basic	$0.85	$(0.83)
Diluted	$0.84	$(0.83)

Certain fiscal 2005 amounts have been reclassified for comparative purposes.